Exhibit 20


NEWS

Contact:
George Pipas
1.313.323.9216
gpipas@ford.com

Media Information Center
1.800.665.1515 or
1.313.621.0504
media@ford.com

Go to http://media.ford.com
for news releases and
high-resolution photogrpahs




IMMEDIATE RELEASE
FORD EXPLORER SETS JUNE SALES RECORD

FORD F-SERIES SETS ALL-TIME SALES RECORD; VOLVO POSTS BEST SALES MONTH EVER

DEARBORN, MI, July 3, 2001 - The Ford Explorer set a June sales record as 42,833 customers took delivery of America's top-selling sport utility vehicle. Ford Explorer's share of the mid-size sport utility segment has increased every month since the introduction of the all-new 2002 four-door Explorer. The new Explorer incorporates independent rear suspension, one of many features that set it apart from traditional SUVs.

"We appreciate the trust that our customers place in our products and our company," said Jacques Nasser, President and CEO, Ford Motor Company. "Also, we want to thank our dealers for their unwavering commitment to serving our customers."

Overall, U.S. customers purchased or leased 392,412 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers, down 6.6 percent from a year ago.

In addition to the Ford Explorer's record-setting performance, the company's June sales results were highlighted by:

o Ford F-Series, America's best-selling truck, achieved an all-time monthly sales record of 91,481. The previous F-Series monthly sales record was 90,522 (set March 2000). The previous June sales record (90,370) was set 1978.

o Ford dealers delivered an any-month record 75,973 sport utility vehicles, up 12 percent from a year ago. The previous monthly sales record (75,216) was set March 2001. Ford dealers' line of "No Boundaries" SUVs (Ford Escape, Explorer, Expedition, and Excursion) are the best-selling brand of sport utility vehicles in the U.S. with year-to-date sales of 390,693, up six percent from the same period a year ago.

o Mercury dealers reported higher sales for the all-new Mercury Mountaineer. In June, 4,817 customers took delivery of Mercury's stylish sport utility vehicle, up six percent from a year ago.

o Lincoln dealers reported June sales of 16,846, down slightly (two percent) from a year ago. The Lincoln LS mid-size sedan set a new June sales record (4,921).

o    Volvo dealers  reported their highest monthly U.S. sales ever (15,104),  up
     14.3 percent from a year ago (the previous best month). The increase in sales was centered on the S60 and V70, Volvo's all-new mid-size sedan and station wagons (including the all-wheel-drive cross-country version, the V70 XC).

o Jaguar dealers reported June sales of 3,448, down nine percent from last year's record sales.

o Land Rover dealers reported June sales of 2,427, up two percent from a year ago, and the highest sales month of 2001.

The company indicated it was maintaining its previously-announced third quarter North American production plan at 930,000 vehicles.